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STATE OF TEXAS                                            AGREEMENT TO COMBINE
                                                        McCULLOCH AND CAP ROCK
COUNTIES OF MIDLAND AND McCULLOCH                        ELECTRIC COOPERATIVES



         THIS AGREEMENT TO COMBINE McCULLOCH AND CAP ROCK ELECTRIC COOPERATIVES (Agreement) is made and entered into on or as of the day of June 30, 1999, by and between CAP ROCK ELECTRIC COOPERATIVE, INC., headquartered at Midland, Texas (hereinafter referred to as "Cap Rock" or "Cooperative"), and McCULLOCH ELECTRIC COOPERATIVE, INC., headquartered at Brady, Texas (hereinafter referred to as "McCulloch"), both being electric cooperatives organized and operating under the Texas Electric Cooperative, Corporation Act. Cap Rock and McCulloch may collectively be referred to in this Agreement as the "Parties".

                                    RECITALS

     WHEREAS, Cap Rock has proposed that McCulloch join Cap Rock and become a separate division (the "McCulloch Division"); and

     WHEREAS, McCulloch is an electric distribution cooperative providing electric utility service to its members within its duly certificated service area; and

     WHEREAS, Cap Rock is an electric distribution cooperative providing electric utility service to its members within its certificated service area; and

     WHEREAS, the Board of Directors of McCulloch previously determined that it would be in the best interest of its members to explore the possibility of combining with another electric cooperative; and

     WHEREAS, the Board of Directors of McCulloch, after

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determining that it would be in the best interest of its members to explore the possibility of combining with another electric cooperative, with the aid of advisors and consultants, developed a questionnaire to send to interested cooperatives; and

     WHEREAS, the Board of Directors of McCulloch, with the aid of management and consultants hired to assist the Board, evaluated the responses to the questionnaire and rated the proposals by various cooperatives to determine which cooperative or cooperatives would be the best fit with McCulloch and the most beneficial to combine with; and

     WHEREAS, the Board of Directors of McCulloch have determined that a combination with Cap Rock would be beneficial to the fixture well-being of McCulloch and its members; and

     WHEREAS, McCulloch and Cap Rock wish to join in order to promote economies of scale and provide for a more efficient organization; and

     WHEREAS, the combination of McCulloch and Cap Rock will strengthen the combined organization by providing load diversity; and

     WHEREAS, the combined organization would be better able to acquire a dependable and economical supply of power; and

     WHEREAS, the combination would entail McCulloch transferring all of its assets and liabilities to Cap Rock and becoming a division of Cap Rock.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and obligations contained herein and other good and valuable consideration, McCulloch and Cap Rock hereby

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contract and agree as follows;

                    1.00 Transfer of McCulloch Properties and
                       Assumption of McCulloch Obligations

         1.01 The Board of Directors of McCulloch shall take the necessary action to obtain a vote of the membership of McCulloch within ninety (90) days from the date this Agreement is signed.

         1.02 This Agreement and the resulting combination shall become effective upon approval by the membership of McCulloch. Although the Parties recognize that it may be necessary to obtain approvals from Rural Utilities Service (RUS), Cooperative Finance Corporation (CFC), Public Utility Commission of Texas (PUCT),and other related state and federal regulatory agencies, this Agreement and the resulting combination shall not be contingent upon obtaining any such approvals. However, Cap Rock shall be responsible for taking the action it deems necessary in order to comply with the terms of this Agreement and to supply electric service to the members in the McCulloch Service Area as set forth in this Agreement. Cap Rock shall be responsible for all costs which are necessary in order to comply with the terms of this Agreement and provide electric service to the persons receiving electric service in the McCulloch service areas, (the "McCulloch Service Area"), as set forth herein and Cap Rock agrees to indemnify and hold McCulloch harmless for any and all costs and expenses of every kind associated therewith, including attorney's fees and costs of litigation. Cap Rock shall become the owner of all assets of every kind whatsoever of McCulloch pursuant to this Agreement and shall assume all liabilities and obligations of every kind of McCulloch pursuant to this Agreement. Thereafter,

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Cap Rock shall have the right, at its sole option, to take the action it deems necessary with regard to such assets and obligations, so long as such action is not in contravention of the Agreement, including, but not limited to, paying off RUS debt, among other things, if Cap Rock determines that it is in its best interest.

         1.03 At closing, as provided for below, McCulloch will, absolutely and in fee simple or to whatever may otherwise be the greatest extent legally possible, transfer, convey, assign and deliver to Cap Rock--and Cap Rock will receive and acquire all of McCulloch properties and assets, of every kind whatsoever, including but not limited to all real and personal property, tangible and intangible, including all contracts, stock, memberships, ownership of subsidiaries, easements, rights-of-way, privileges, permits, licenses, franchises, causes in action, wholesale power contracts, certificates of public convenience and necessity and Service Area assignments; and Cap Rock will assume and fulfill, satisfy and carry out--and will relieve and save harmless McCulloch of and from--all of McCulloch's liabilities and obligations, including the obligation to provide adequate and dependable electric service on a low cost basis as such service is currently furnished by McCulloch--all subject to and in accordance with the terms and conditions herein set forth.

         1.04 Cap Rock and McCulloch shall be combined pursuant to the terms of this Agreement. Other than subject to the approval of McCulloch's members as set forth in Section 1.02, the combination shall be regardless of whether or not any contractual obligations

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or rights of McCulloch with any other third parties are assignable. As such, all contractual rights and obligations and other rights and responsibilities of McCulloch shall become the sole rights and responsibilities of Cap Rock, which shall assume all such rights and obligations.

         1.05 In addition to the other agreements set forth above and hereafter, Cap Rock specifically agrees to assume the current Wholesale Power Contract between McCulloch and Lower Colorado River Authority ("LCRA") including all obligations and benefits under such contract with LCRA. Cap Rock agrees to indemnify and hold McCulloch harmless from any liability whatsoever under such Wholesale Power Contract with LCRA. McCulloch agrees to assign all Wholesale Power Contracts, including the contract with LCRA, to Cap Rock and to take any and all action necessary to assist Cap Rock in assuming the current power supply contract with LCRA and any other contracts that McCulloch currently has.

                            2.00 McCulloch's Members

         2.01 All of McCulloch's then-existing members, on and after the date of closing the transaction (the "Closing") as provided for below, shall automatically become members of and be furnished electric service by Cap Rock; their McCulloch membership fees shall, within a reasonable period, be refunded to them; and they shall have and enjoy and may exercise any and all of the rights of Cap Rock's other members, including rights of ownership of Cap Rock.

         2.02 As provided under Section 5.00 (entitled "Board of Directors") below persons receiving electric service in the

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McCulloch Service Area shall have representation on Cap Rock's Board.

         2.03 As provided in Cap Rock's Bylaws and Articles of Incorporation, the McCulloch Division members will have the opportunity to participate and vote in the annual meeting to elect directors and at all special meetings and they will have the right to participate in nominating meetings to nominate director(s) from their nominating district to the same extent as all other members of Cap Rock.

         2.04 All outstanding allocated capital credits of McCulloch shall remain allocated to those McCulloch members entitled to receive the same, as shown by final audit of McCulloch, and shall be allocated as book credits of Cap Rock in the same amounts as allocated on the McCulloch books. Prospectively, McCulloch members will be subject to the same capital credit allocation and payment terms and conditions as other Cap Rock members. No capital credits will be reduced merely as the result of the combination and they will be transferred in full to Cap Rock as set forth above.

         2.05 Since the membership of Cap Rock voted in October, 1998, to convert Cap Rock into a stock company at such time that it becomes feasible to do so, Cap Rock has offered its current members three choices for receiving their capital credits. Those three choices are: (1) credit on their electric bill for the amount of their capital credits; (2) Cash through a Dutch Auction process; or (3) stock in the new company in the amount of their capital credits. Cap Rock will make those options available to current members of McCulloch, on the same terms and conditions as

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the options are made available to all Cap Rock members, as soon as possible after the combination.

         2.06 The McCulloch Division of Cap Rock will continue programs to schools, communities, members, and the general public in the same fashion as the other divisions of Cap Rock. This includes support to livestock shows, fire departments, 4-H Clubs and other organizations in the McCulloch Service Area.

         2.07 Members of McCulloch will not lose any recourse to directors, management, regulatory agencies or any of the usual and normal benefits available to the members currently. As set forth more specifically below in
Section 6.00 (entitled "McCulloch Advisory Council"), an Advisory Council made up of the current McCulloch Board members will continue in effect for the McCulloch Division for a period of at least ten (10) years.

         2.08 The headquarters office of McCulloch in Brady, Texas will become a division office of Cap Rock after the combination.

         2.09 Such equipment and personnel will be maintained in the McCulloch Service Area as necessary to provide service and assistance to the members on a local basis consistent with good utility practice. In the event of major system damage, the corporate office of Cap Rock will, when necessary, hastily assemble and dispatch equipment and personnel to assist in restoring service to the system.

                     3.00 Service in McCulloch Service Area

         3.01 As used in this Agreement, McCulloch Service Area means the areas furnished with electric service by McCulloch immediately prior to the Closing, as defined by McCulloch' Service Area PUCT

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certification maps.

         3.02 Until the rates for service to all of Cap Rock's members, including those in the McCulloch Service Area, become uniform as provided for in
Section 4.00 below (entitled "Rates"), the separate rates and fees for the McCulloch Service Area that shall be in effect in that Service Area shall be no higher than current rates, subject only to increase in McCulloch's wholesale power costs, for at least five (5) years.

         3.03 Cap Rock will furnish programs and services to improve McCulloch's customer service and reduce outage time on the same basis as Cap Rock currently does in its other divisions. As soon as feasible after the Closing, Cap Rock will implement its programs and procedures in the McCulloch Service Area to cut outage time and improve service. Cap Rock will install SCADA controls in the McCulloch Service Area to be linked into the main Cap Rock SCADA system within eighteen (18) months after the closing. Cap Rock will train employees in the McCulloch Service Area in the procedures that Cap Rock uses to provide exemplary service to its members and reduce outage times.

         3.04 As soon as practical after the Closing, Cap Rock will institute its outage procedures in the McCulloch Division, which include the procedures currently in place at Cap Rock that assure that outage time will be as short as possible. This includes the outage procedures outlined in Cap Rock's responses to McCulloch's Questionnaire which is attached hereto as Exhibit "A".

         3.05 Cap Rock will, after the Closing, take the necessary action and spend the necessary money to perform system

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improvements on facilities in the McCulloch Service Area as required based on
Cap Rock's engineering studies in order to improve the quality of the system as Cap Rock has done in its other divisions. Cap Rock will, after the Closing, complete the __________ McCulloch work plan, along with any changes or modifications agreed to by the current McCulloch Manager and the Cap Rock engineering staff Cap Rock will continue to make improvements as necessary to ensure the quality of the system in the McCulloch Service Area.

         3.06 Cap Rock will, as soon as possible after the Closing, implement its programs in the McCulloch Service Area and provide the members in the McCulloch Service Area the same type of services that it now offers in its other divisions at the same level as it currently provides those services in its other divisions. Barring unusual circumstances, Cap Rock expects to accomplish this within eighteen months after the Closing. For example, within eighteen months after the Closing, Cap Rock will institute its current outage reporting system that it uses in its other divisions. That is, these outages will be handled out of the division office through a toll-free number. Cap Rock will also begin to implement as soon as possible after Closing, recognizing that it will take time to train its dispatchers to become familiar with McCulloch's Service Area, so that outages after hours are handled the same as it is in Cap Rock's other divisions, through Cap Rock's toll-free number with Cap Rock's dispatchers.

         3.07 After the Closing, service crews will continue to be located in the McCulloch Service Area. Cap Rock does not intend,

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after the Closing, to decrease the number of service crews or relocate them and anticipates that the same number of service crews will work out of the McCulloch Division office in Brady, Texas as they currently do. After the Closing, Cap Rock's employees and contractors will support the service crews located in the McCulloch Service Area to the extent necessary in the event of an emergency outage such as a storm, etc.

         3.08 After the Closing, Cap Rock will incorporate the McCulloch Service Area into Cap Rock's capital improvement plans and will perform system improvements in the McCulloch Service Area in the same way that Cap Rock currently performs those system improvements in its other divisions. Cap Rock will complete the _____________ McCulloch work plan and will provide the same type of services to the McCulloch Service Area as Cap Rock provides in its other divisions.

         3.09 After the Closing, Cap Rock will represent the McCulloch Service Area load in ERCOT at all committee levels etc. and be totally responsible for all power supply in that service Area.

                                   4.00 Rates

         4.01 The electric rates for the persons served within the McCulloch Service Area shall remain unchanged for at least five (5) years from the date of Closing, unless Cap Rock's rates become lower than the McCulloch rates prior to the expiration of five (5) years. In that event, the rates for persons receiving electricity in the McCulloch Service Area will be adjusted to the lower Cap Rock rate. Otherwise, the McCulloch Service Area rates, as stated

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above,shall remain the same as they currently are for a period of at least five
(5) years and then phased toward such uniformity with Cap Rock's rates as is reasonably practicable and prudent as determined by Cap Rock.

        4.02 Cap Rock's service rules, regulations, policies, practices and procedures for the McCulloch Service Area (all together referred to as "Service Rules") shall, on and after the Closing, be brought or phased into harmony and uniformity with the service rules and regulations for all Cap Rock service areas within not more than five (5) years after the Closing, and even earlier if it is reasonably practicable and prudent to do so as determined by Cap Rock. As stated above in Section 4.01, McCulloch's rates shall remain unchanged for a period of at least five (5) years unless Cap Rock's rates become lower than the McCulloch rates within that time period.

         4.03 All adjustments in rates, and all changes, additions, or deletions to, Service Rules or rates classifications, shall be subject to the approval of any entity or governmental authority having jurisdiction for that purpose.

                             5.00 Board of Directors

         5.01 After McCulloch members have approved the agreement to combine the cooperatives, Cap Rock shall create a directorate district from the present McCulloch Service Area (the "McCulloch District") and shall add one additional position to the Cap Rock Electric Board which shall be filled by a director chosen by the present McCulloch Board (the "McCulloch District Director") for a three-year term. Thereafter, the McCulloch District is expected to

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remain a distinct district, unless the Cap Rock board finds clear evidence of disproportionate representation for members of the district as compared to membership of the entire Cap Rock system.

         5.02 The initial Cap Rock Corporate Board member from the McCulloch Service Area shall be appointed by the current McCulloch Board.

         5.03 Cap Rock shall insure the McCulloch director an initial term of at least three years before he or she stands for election.

         5.04 After his or her initial appointment to Cap Rock's Board, the additional director, like all other directors of the Cap Rock, shall be elected by the members pursuant to the plan of districting and staggered three-year terms in effect as set forth in Cap Rock's bylaws.

         5.05 The McCulloch District Director who serves on the Cap Rock Corporate Board shall be paid the same corporate director fee as other Cap Rock corporate directors (currently at $380.00 corporate board per meeting, plus mileage). The McCulloch District Director shall also be paid an additional per-overnight stay meeting fee of$190.00 (i.e. for the average one-night overnight trip for a director meeting, the McCulloch District Director would initially receive $570.00 plus expenses per meeting). Therefore, the McCulloch District Director will receive $570.00 plus expenses for each meeting (6 per year) under the current bylaws and policies.

         5.06 Nothing in this Sec. 5.00 shall preclude Cap Rock in subsequent years from amending its Bylaws 50 as to increase or decrease the number of its Board members or to increase or

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decrease, or to change the boundaries of directorate districts if the Board determines that any such change is in the best interest of Cap Rock and its members. However, in that event, the McCulloch Service Area will still have a representative serving on the Board.

                         6.00 McCulloch Advisory Council

         6.01 Cap Rock acknowledges that for several years after the Closing, Cap Rock will from time to time need to have access to the knowledge, consultation and advice of the Directors of McCulloch as that Board is comprised just prior to Closing. Therefore, effective immediately upon the Closing, the Cap Rock Board shall appoint an Advisory Council ("Council") consisting of the current members of the McCulloch Board of Directors as it exists on the day prior to Closing. It shall be the duty of the Council to advise and consult with Cap Rock's President and Chief Executive Officer ("CEO"), officers and Board with respect to matters of particular relevance and importance to the McCulloch Service Area. The McCulloch District Director shall chair the Advisory Council at Advisory Council meetings. The Council shall meet and consult with Cap Rock's Board, President/CEO(or his staff) or officers when so requested by any of them, but shall have no vote on any Corporate Board matters.

         6.02 While serving on the Council, its members shall receive from the Cooperative the same fees, expenses, benefits, (including medical insurance and retirement plans) and travel privileges as Cap Rock currently allows directors ($190.00 per month per diem, plus thirty-five cents (.35) per mile travel allowance and meals),

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except for any payments to corporate board members resulting from their performance as Board members. Travel privileges shall include, but not be limited to, attendance at the annual membership meetings of the Texas Electric Cooperatives and the National Rural Electric Cooperatives Association, and also shall include any airline travel expenses of a spouse or thirty-five cents(.35) per mile when using personal transportation.

         6.03 It is anticipated that the Council will meet quarterly or less, if they desire. However, the Council may, at its option, meet monthly during the transition period after the Closing to assist in this transition period. However, regardless of how often the Council meets, the Council members will be paid per diem as if they met regularly on the same basis as the Cap Rock Corporate Board, six times per year with a current per diem, per meeting of $380.00 ($2280.00 per year).

         6.04 If a person resigns from the Council or becomes ineligible or otherwise unable to continue to serving thereon, his seat shall become permanently vacant. Such a person, or one who is on the Council when it ceases to exist, shall be entitled to retain such benefits for himself as he is eligible for under the Board Policies of Cap Rock. Such Council members may at their sole option, elect to resign from the Council and receive a discounted present value lump sum payment of the remainder of their Council pay and benefit package.

         6.05 The Council shall exist for a period often (10) years or until no members continue to serve on the Council, whichever occurs first. At the end of such ten (10) year period, the

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Corporate Board of Cap Rock will determine if there is a need to continue with an Council and if so, the makeup of the Council. Members of the Council who retire, die, or cease to serve on the Council for any reason prior to the end of the ten (10) term shall not be replaced and the Council shall be reduced by attrition.

         6.06 All Council members shall be required to sign the Cap Rock Directors Pledge that all corporate directors are required to sign as a condition for serving on the Council.

                            7.00 McCulloch Employees

         7.01 If the employee so consents, each employee of McCulloch at the time of Closing will continue as an employee of Cap Rock and will receive, until retirement or earlier separation from the Cooperative, the same or better compensation and fringe benefits to which he or she would have received had he or she continued to be employed by McCulloch. No employee's employment with McCulloch will be terminated solely as a result of the combination of McCulloch with Cap Rock. All employees of McCulloch who continue as employees of Cap Rock after the Closing shall be required to sign the Cap Rock "Employee Pledge and Proprietary Rights and Information Agreement" as a condition of continued employment.

         7.02 After the Closing, all current employees of McCulloch who desire to continue as employees of Cap Rock, will be converted to the Cap Rock pay and benefit package, unless those employees choose to keep their current total pay and benefit package as currently provided by McCulloch. Each employee shall have the option of choosing to be covered by the Cap Rock employee benefit

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package instead of the current employee benefit package provided by McCulloch if they desire or if the law and/or NRECA rules and regulations prevents such employee from receiving the current employee benefit package provided by McCulloch. However, an employee choosing to be covered by the McCulloch employee benefit package would have to choose the entire package and employees would not be allowed to pick and choose between the McCulloch and Cap Rock employee benefit package with regard to individual items.

         7.03 If the law and/or NRECA rules and regulations prevent McCulloch' employees from continuing to receive the current McCulloch employee benefit package, McCulloch employees existing retirement savings plan shall be placed into rollover IRA accounts that will be self-directed by each individual employee. Simultaneously, the McCulloch employees will be placed on the existing Cap Rock employee retirement, savings and benefit plan..

         7.04 Current employees of McCulloch will not have their pay reduced as a result of the combination. After the Closing, such employees shall continue to receive the same pay as they currently receive from McCulloch. As soon as practicable after the Closing, at Cap Rock's discretion, employees will be tested, and based upon testing results, the employees will be provided with opportunities to increase their rates of pay. However, no matter how the test results come out, no employee's pay will be reduced. Further, as soon as practicable after the Closing, the McCulloch employees will be paid in accordance with Cap Rock's pay and benefit package in accordance with the job and grade, unless it would not benefit an employee, in which case the employee would continue to receive

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the McCulloch pay and/or benefit package.

         7.05 Current employees of McCulloch will not be required to transfer to another location except under an emergency situation as reasonably determined by Cap Rock. In the case of an emergency situation regarding requiring a transfer, any employees required to transfer will be paid a moving allowance. Nothing in this Section shall prevent Cap Rock from transferring an employee when it determines that such a situation exists. However, no such situation is anticipated.

         7.06 Within 60 days after Closing, all McCulloch employees will be offered a lump sum cash severance payment equal to one month's pay for each year of service. All employees receiving such offer will have ninety (90) days after the Closing to notify management of their desire to accept such offer. Acceptance of the option shall be at the option of the employee At Cap Rock's sole option, such offer may be extended to some or all employees (who do not accept such offer within the time period specified above) at a later time.

         7.07 Cap Rock will provide employees of McCulloch with job enhancement training on the same basis as other Cap Rock employees. Such job enhancement training will be available to all current employees of McCulloch who continue as employees of Cap Rock. This job enhancement training should provide employees of McCulloch with opportunities to receive increases in pay that are currently unavailable to them.

         7.08 McCulloch employees who are already retired at the Closing, or who thereafter retire from the Cooperative's

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employment, shall be entitled to retain their health insurance in the same manner and method as in effect for McCulloch' other retired employees.

         7.09 Except as otherwise specifically detailed in this Agreement, McCulloch employees who continue to be employed by Cap Rock shall be covered by Cap Rock's policies that apply to all other employees.

         7.10 Retired McCulloch Directors and employees who are already retired at the Closing shall be entitled to retain, the same benefits in the same manner and method as is currently in effect for McCulloch' retired Directors and employees, as shown on Exhibit "B" attached hereto.

         7.11 McCulloch employees who continue to be employed by Cap Rock shall have the same opportunities to advance in position and/or compensation and fringe benefits or the equivalent, as will Cap Rock's other employees. McCulloch employees who continue as Cap Rock employees will be tested to determine their qualifications and appropriate grade. Regardless of test scores, no employees salary will be reduced.

         7.12 The General Manager of McCulloch will be treated as any other employee under this Agreement. However, as has been the practice in past acquisitions, the General Manager may be offered a separate employment contract with Cap Rock.

         7.13 The provisions of this Sec. 7.00 that enable McCulloch employees to continue employment, equal training, opportunities for advancement, and that prohibit decreases in wages, salaries or related fringe benefits shall not necessarily apply to such an

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employee if and after, because of his or her becoming partially disabled or because of his or her own request, he or she is allowed to continue in Cap Rock's employment in a different position. Nothing in this Sec. 7.00 or in any other provision of this Agreement shall preclude or impair the right of Cap Rock to terminate any employee as allowed by Federal or Texas law. Further, nothing in this Sec. 7.00 or anywhere in this Agreement shall constitute an employment contract with any employee and nothing herein shall change or modify the standing of the McCulloch' employees as employees-at-will.


                             8.00 McCulloch Identity

         8.01 McCulloch will, after the Closing, become a division of Cap Rock. Initially, during a transition period, the McCulloch Service Area will be called "McCulloch Electric Cooperative, a division of Cap Rock Electric Cooperative, Inc." Later, with the advice of the Advisory Council and employees of McCulloch, the McCulloch Service Area will eventually be known as "Cap Rock Electric - McCulloch Division." This local presence and identity will also be carried out, initially, by the continuation of a McCulloch Division business office in Brady, Texas after the combination. Consistent with prudent practices and convenience to the McCulloch Service Area members, Cap Rock may maintain accounts in one or more banks located within the McCulloch Service Area. Cap Rock will continue to maintain an office in Brady as currently utilized in the McCulloch system.

         8.02 The identity of McCulloch provided for in Sec. 8.01

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shall continue after the Closing unless conditions and circumstances so develop that the Cooperative determines such is no longer practicable and prudent and there are compelling reasons to shorten the period.


                           9.00 Miscellaneous Matters

         9.01 McCulloch shall alter its articles of incorporation and bylaws as necessary, to facilitate and expedite the unconditional approval of this Agreement by its members and their related simultaneous authorization for McCulloch to be dissolved.

         9.02 Cap Rock will also amend its Articles of Incorporation or Bylaws in whatever ways, if any, that are necessary to carry out this Agreement. However, no changes are known to be needed at this time to fulfill this Agreement by Cap Rock.

         9.03 After execution of this Agreement by the parties and until the closing, McCulloch will not take any action that will or might materially affect its operations or financial condition without first giving timely notice thereof to Cap Rock and conferring with Cap Rock with respect thereto. McCulloch will timely notify Cap Rock of any actual or potential development or event beyond its control that will or might materially affect its operations or financial condition, and the parties will consider and address that matter in such ways as they mutually agree upon. However, if the parties cannot reach a mutual agreement, McCulloch may take the action it deems necessary and Cap Rock shall have the option of continuing with this Agreement or canceling this Agreement. McCulloch will also periodically inform Cap Rock, at

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least monthly, of its operations, revenues, expenses, balance sheet and other information and data routinely reported to its own Board of Directors.

         9.04 From the date of execution of this Agreement, Cap Rock shall bear the costs directly assignable to promoting the approval of this Agreement by the McCulloch membership, so long as this Agreement is submitted to the membership for their approval with an affirmative recommendation from the Board of Directors and management. Cap Rock shall also bear the costs directly assignable to securing all other necessary approvals, which may include a joint application of the parties to the Texas Public Utility Commission for transfer of McCulloch's service area assignments to the Cooperative, provided the Acquisition is completed. If not completed, then each Cooperative shall share proportionately the cost directly related to this Agreement. However, Cap Rock, without charge and at its own expense, will make available to McCulloch any of its personnel or consultants to assist in securing member approval, if so desired by McCulloch.

         9.05 The parties, through their officials and other representatives, shall consult and confer with each other to the end of developing and agreeing upon all documents necessary or desirable to close this transaction and thereafter to consummate and carry out the combination as herein contemplated. "Documents", as used in this Sec. 9.05, means all such documents created on a prospective basis following execution of this Agreement and shall include but not be limited to the following: correspondence, including opinions of legal counsel; studies and analysis;

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notices, related articles and bylaw changes; contracts; ballots and/or proxy forms; cooperative member communications; Board and member resolutions; deeds, title transfers, and other documents of conveyance; and applications or petitions for approvals or consents required from any governmental authority or private entity. This commitment to consult and confer is without regard to whether a document is the responsibility of, or may be sponsored by, one or by both parties. At no charge and at its own expense, Cap Rock will make available to McCulloch, regardless of closing or not, if McCulloch so desires, any of its personnel or consultants to draft or assist in the drafting of any such document. Either party may cause any such document to be drafted and recommended to the other.

         9.06 The Closing and legal effectiveness of the combination shall take place as soon as practicable and legally possible after the Agreement has been approved by the McCulloch members, as of 12:01 a.m. Central Time of such date and at such site as the parties agree upon. The Closing shall include the execution and delivery of all documents and the taking of any other action initially necessary to complete the transaction resulting in the combination. Unless mutually agreed to otherwise, such date will be on the first day of a calendar month.

         9.07 After the execution of this Agreement, the Parties will cooperate in all appropriate ways to enable the Parties (a) to conduct an inventory and inspection of the Parties' properties, including materials and supplies to inspect and review all books and records of the Parties that either Party deems necessary, and to conduct an inventory and inspection of any executory contracts to which McCulloch or Cap Rock is a party or of which it is a third party beneficiary, and (b) to conduct such audits, including a management audit if a Party so elects, as a Party may deem desirable or appropriate in connection with this Agreement.

         9.08 Each party hereto warrants and covenants with the other that it has, or will use its best efforts to obtain, all authority necessary for it to execute and carry out the provisions of this Agreement, and each will furnish to the other, at or prior to Closing, an opinion of counsel with usual qualifications and assumptions, satisfactory to the other that it is so authorized, that it has taken all action legally necessary to validly consummate the Agreement. . Also, at or prior to Closing, McCulloch will furnish to Cap Rock a commitment for an owner's title policy, subject to the printed exceptions and all matters of record, in the amount of the book value of all fee property to be conveyed to Cap Rock; a UCC-3 from the State of Texas in the name of McCulloch; a properly endorsed certificate of title for all certificated property included in the assets; and an affidavit of the President of McCulloch that McCulloch has paid in full for all items of personal property included among the assets shown on its books as of closing and that such assets are in the possession of McCulloch, subject to such exceptions as may be shown by the UCC-3 or in the affidavit.

         9.09 Prior to closing McCulloch will furnish Cap Rock with a Certificate of Litigation and Other Claims or opinion of Counsel which sets forth a description of all pending litigation and all other asserted or non-asserted claims known by McCulloch to exist. Also at or prior to Closing, McCulloch will furnish Cap Rock with an affidavit from Management and the Board that there has been no material change in its system, operations or financial condition or any development or event portending such a change of which the other party has not theretofore been fully notified pursuant to Sec. 9.03 of the Agreement.

         9.10 Each party represents, covenants and warrants to the other that its execution of this Agreement, and the individual's party's action and/or inactions consummating the combination resulting therefrom, do not violate the provisions of the party's Articles of Incorporation, Bylaws, the provisions of law, or any other instrument to which either is a party.

         9.11 All representations and warranties made by the parties each to the other pursuant to this Agreement shall survive the closing date and the delivery of items as specified in this Agreement, except to the extent provided in this Agreement.

         9.12 Cap Rock agrees to indemnify and hold harmless McCulloch, and McCulloch's Directors, officers, employees and members, at all times after the date of this Agreement, against and with respect to:

         (1) any and all damage, loss, cost, and expense resulting from any misrepresentations, breach of warranty, or nonfulfillment of any obligation on the part of Cap Rock under this Agreement or from any misrepresentation in or omission from any instrument furnished to McCulloch under this Agreement; and

         (2) any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to liabilities specified in subsection (1) above; and (3) any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses arising as a result of the consummation of this Agreement, except for the items set forth in Sec. 9.13 below.

         9.13 McCulloch agrees to indemnify and hold harmless Cap Rock at all times after the date of this Agreement, against and with respect to:

         (1) any and all damage, loss, cost, and expense resulting from any misrepresentations, breach of warranty, or nonfulfillment of any obligation on the part of McCulloch under this Agreement or from any misrepresentation in or omission from any instrument furnished to Cap Rock under this Agreement; and

         (2) any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to liabilities specified in subsection (1) above.


                           10.00 McCulloch Dissolution

         10.01 Timely after the McCulloch members authorize its dissolution, and after any necessary regulatory approvals or contract assignments are obtained, and Cap Rock determines that it is no longer necessary for McCulloch to continue in existence as a corporation, the McCulloch Board, acting in such manner as agreed to by the parties and allowed by law, shall duly cause McCulloch to be dissolved.

         10.02 The cost and expense of all matters covered in Sec. 10.01 shall be borne by Cap Rock.


                   11.00 Amendment or Abandonment of Agreement

         11.01 From and after the approval of this Agreement by the McCulloch members and their authorization for McCulloch to be dissolved and until the Closing, the Agreement may be amended by action of the two Cooperative's Board of Directors (a) upon their determination that such is necessary or desirable to accomplish or enhance the principal purposes of the Agreement or (b) because of a requirement so to amend as a condition of securing any necessary approval of the Agreement by a governmental agency or private entity, but only if such amendment(s) will neither substantially defeat or impair the achievement of the principal purposes nor alter a material term of the Agreement.

         11.02 At any time after the execution of this Agreement and prior to Closing, this Agreement may be terminated and abandoned (a) upon the mutual agreement of the parties based upon their joint determination that it is in the best interest of either party or (b) unilaterally if developments of a material nature occur upon the basis of which it may reasonably conclude that failure to so terminate and abandon will result in a substantial detriment to itself or its members with respect to the cost, adequacy or dependability of its member's electric service. If a party unilaterally decides to terminate and abandon, it shall deliver written notice thereof to the other party, specifying the facts upon which it has based its decision, as soon as possible after such decision is made.

         IN WITNESS WHEREOF, the parties have duly authorized and caused their respective officers to execute this Agreement in quadruplicate originals, with two of the same being retained by each party, on or as of the _____ day of___ ,1999.

McCULLOCH ELECTRIC                         CAP ROCK ELECTRIC
COOPERATIVE, INC.                          COOPERATIVE, INC.


By;__________________________              By:__________________________
       Michael D. Schaffner                David W. Pruitt

       President of the Board                  President/CEO


ATTEST:_____________________                Attest_______________________
Billy M. Crowder, Secretary                 Alfred J. Schwartz, Secretary

                            CORPORATE ACKNOWLEDGEMENT

ThE STATE OF TEXAS         )(
                           )(
COUNTY OF ____________     )(


               THIS instrument was acknowledged before me on the ______ day of _____ 1999 by Michael D. Schaffner, President, and Billy M. Crowder, Secretary of McCulloch Electric Cooperative, Inc., a Texas electric cooperative corporation, on behalf of said corporation.


                                                 ----------------------------
                                                 Notary Public, State of Texas
                                                 Notary's Printed Name________
                                                 My Commission Expires________

(SEAL)

THE STATE OF TEXAS   ) (
                     ) (
COUNTY OF MIDLAND    ) (

               THIS instrument was acknowledged before me on the ____ day of _____ 1999 by DAVID W. PRUITT, President/CEO and ALFRED J. SCHWARTZ,
Secretary of Cap Rock Electric Cooperative, Inc., a Texas electric cooperative corporation, on behalf of said corporation.

                                                 ---------------------------
                                                 Notary Public, State of Texas
                                                 Notary's Printed Name: ______
                                                 My Commission Expires: ______

(SEAL)